Exhibit 99.1

News Release

FIS Announces Completion of Amendments to Existing Credit Facility and Term Loan Agreement

JACKSONVILLE, Fla., August 10, 2016 – FIS™ (NYSE:FIS), a global leader in financial services technology, today announced the completion of an amendment and restatement of its existing credit agreement and an amendment of its existing term loan agreement.

Following the amendment and restatement of its existing credit agreement, the unsecured revolving loan capacity remains $3.0 billion and the maturity date is extended to August 10, 2021. The term loans outstanding under the existing credit agreement, which had a remaining principal balance of $600 million and a scheduled maturity date of March 30, 2017, have been repaid in full with borrowings under the revolving loan.

The maximum permitted leverage remains at 4.25x with step-downs commencing December 31, 2016. The loans under the amended and restated credit agreement continue to be subject to a credit ratings-based pricing grid that is not changed by the amendment and restatement.

The existing term loan agreement, in the principal amount of $1.5 billion maturing on November 30, 2018, has been amended to be consistent with the amendment and restatement of the credit agreement. The amendment of the existing term loan does not change the outstanding principal amount, interest rate or maturity date of the term loans under the existing term loan agreement.

There was no material change to FIS’ total leverage as a result of the amendment and restatement of the existing credit agreement and the amendment of the existing term loan agreement.

JPMorgan Chase Bank, N.A., acts as Administrative Agent under the amended and restated credit agreement. JPMorgan Chase Bank, N.A.; Merrill Lynch; Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; The Bank of Tokyo-Mitsubishi UFJ, Ltd.; U.S. Bank National Association; and Wells Fargo Securities, LLC acted as joint lead arrangers and joint book running managers of the amended and restated credit agreement.

Bank of America, N.A., acts as Administrative Agent under the term loan agreement. Merrill Lynch; Pierce, Fenner & Smith Incorporated; Wells Fargo Securities, LLC; J.P. Morgan Securities, LLC; The Bank of Tokyo-Mitsubishi UFJ, Ltd.; Credit Agricole Corporate and Investment Bank; and U.S. Bank National Association acted as joint lead arrangers of the term loan agreement. Merrill Lynch; Pierce, Fenner & Smith Incorporated; Wells Fargo Securities, LLC; J.P. Morgan Securities, LLC; and The Bank of Tokyo-Mitsubishi UFJ, Ltd. acted as joint bookrunners of the term loan agreement.

About FIS

FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting, and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 55,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

Follow FIS on Facebook (facebook.com/FIStoday) and Twitter (@FISGlobal).

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For More Information
Kim Snider, 904.438.6278	Peter Gunnlaugsson, 904.438.6603
Senior Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	pete.gunnlaugsson@fisglobal.com